Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

21ST CENTURY FOX REPORTS THIRD QUARTER INCOME FROM CONTINUING

OPERATIONS BEFORE INCOME TAX EXPENSE OF $1.33 BILLION AND TOTAL

SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND

AMORTIZATION OF $1.89 BILLION

NEW YORK, NY, May 9, 2018 – Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months ended March 31, 2018.

The Company reported quarterly income from continuing operations attributable to 21st Century Fox stockholders of $876 million ($0.47 per share), an 8% increase compared to $811 million ($0.44 per share) reported in the prior year quarter. Excluding the net income effects of Impairment and restructuring charges, Other, net, and adjustments to Equity losses of affiliates1 adjusted quarterly earnings per share from continuing operations attributable to 21st Century Fox stockholders2 was $0.49 compared to the adjusted result of $0.54 for the same quarter of the prior year. The current quarter’s segment operating income before depreciation and amortization (“OIBDA”)3 reflects an approximate $60 million charge from higher compensation expense due to the modification of equity awards resulting from the proposed Disney and New Fox transactions4 which negatively impacted adjusted earnings per share by $0.02 per share.

The Company reported total quarterly revenues of $7.42 billion, a 2% decrease from the $7.56 billion of revenues reported in the prior year quarter. This decrease principally reflects the absence of advertising revenues generated by Super Bowl LI in the prior year at the Television segment partially offset by higher affiliate, syndication and advertising revenues at the Cable Network Programming segment.

Quarterly income from continuing operations before income tax expense of $1.33 billion increased 6% from the $1.25 billion reported in the prior year quarter. Quarterly OIBDA of $1.89 billion was 2% lower than the amount reported in the prior year quarter as higher contributions from the Cable Network Programming segment were more than offset by lower contributions from the Company’s Television and Filmed Entertainment segments as well as the higher compensation expense related to the Disney and New Fox transactions included in the Other, Corporate and Eliminations segment.

Commenting on the results, Executive Chairmen Rupert and Lachlan Murdoch said:

“We continue to make operational and financial progress against near-term objectives as we also work to close our strategic transactions. Our cable segment delivered its highest earnings ever in our fiscal third quarter, propelled by sustained double-digit gains in domestic affiliate revenues. Creatively, we are firing on all cylinders. Our stand-out programming continues to drive up the value of our video brands to distributors, as well as build our direct relationship with consumers, as we’re demonstrating with the successful inaugural season of Indian Premiere League on STAR Sports and Hotstar platforms. Our film studio delivered box-office and awards momentum that we expect to continue with the upcoming release of Deadpool 2.”

[1]	See footnote (a) on page 14 for a description of the adjustments to Equity losses of affiliates.
[2]

See page 14 for a reconciliation of reported income and earnings per share from continuing operations attributable to 21st Century Fox stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to 21st Century Fox stockholders, which may be considered non-GAAP financial measures.

[3]

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

[4]	See page 5 for a description of and additional information regarding the Disney and New Fox transactions.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	US $ Millions
Revenues:

Cable Network Programming	$4,419	$4,024	$13,020	$11,801
Television	1,149	1,690	4,020	4,646
Filmed Entertainment	2,243	2,256	6,452	6,432
Other, Corporate and Eliminations	(391)	(406)	(1,033)	(1,127)

Total revenues	$7,420	$7,564	$22,459	$21,752

Segment OIBDA:

Cable Network Programming	$1,684	$1,446	$4,560	$4,160
Television	78	190	256	757
Filmed Entertainment	286	373	673	1,073
Other, Corporate and Eliminations	(154)	(71)	(366)	(267)

Total Segment OIBDA(a)	$1,894	$1,938	$5,123	$5,723

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased 16% compared to the prior year quarter to $1.68 billion, driven by a 10% revenue increase on higher affiliate, syndication and advertising revenues partially offset by a 6% increase in expenses. The increase in expenses was primarily due to the first year of sublicensed Big Ten rights and higher sports and entertainment programming costs at Fox Networks Group International (“FNG International”), partially offset by lower sports programming costs at STAR India (“STAR”) due to a shift in timing of cricket matches.

Domestic affiliate revenue increased 10% driven by contractual rate increases across all of our domestic brands and domestic advertising revenue increased 3% from the prior year period due to higher pricing at Fox News. Domestic OIBDA contributions increased 15% over the prior year quarter reflecting strong growth across all of our domestic brands.

International affiliate revenue increased 14% driven by rate and subscriber growth at both FNG International and STAR. International advertising revenue declined 1% as strong growth at FNG International was offset by the negative impact of a shift in timing of cricket matches at STAR. International OIBDA contributions were 23% higher than the prior year quarter as STAR’s contributions more than doubled but were partially offset by lower contributions at FNG International, where higher costs more than offset the higher reported revenues.

TELEVISION

Television reported quarterly segment OIBDA of $78 million, a decrease of $112 million compared to the prior year quarter. The decline principally reflects the absence of advertising revenue and OIBDA generated from the broadcast of the Super Bowl in the prior year quarter. Additionally, this quarter’s results reflect revenue and OIBDA declines from lower National Football League (“NFL”) postseason ratings and three fewer NFL broadcasts in the current quarter versus the prior year quarter that more than offset double-digit retransmission consent revenue growth and improved entertainment OIBDA contributions.

FILMED ENTERTAINMENT

Filmed Entertainment generated quarterly segment OIBDA of $286 million, a 23% decrease from the $373 million reported in the prior year quarter. The OIBDA decline reflects lower contributions from the television production business due to higher deficits related to more new drama series delivered during the quarter and the absence of revenues from the prior year subscription-video-on-demand licensing of The People v. O.J. Simpson: American Crime Story. Additionally, during the quarter, the Company incurred costs supporting FoxNext Games’s successful inaugural mobile game release, Marvel Strike Force. Quarterly segment revenues of $2.24 billion were similar to a year-ago as higher theatrical revenues at the film studio reflecting the successful worldwide theatrical performances of The Greatest Showman, The Shape of Water and Maze Runner: The Death Cure were offset by lower worldwide syndication revenues at the television production business. 20th Century Fox’s films led the industry in awards season, both in terms of nominations and wins. Our films earned an industry-leading 6 Academy Awards, including Best Picture for The Shape of Water, and 7 Golden Globe Awards, following 27 nominations in both instances, the most of any studio.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

The Company’s share of equity losses of affiliates is as follows:

			Three Months Ended March 31,		Nine Months Ended March 31,
	% Owned		2018	2017	2018	2017
				US $ Millions
Sky	39	%(1)	$117	$93	$347	$255
Hulu	30%		(148)	(62)	(318)	(161)
Other equity affiliates	Various	(2)	(55)	(82)	(88)	(151)

Total equity losses of affiliates			$(86)	$(51)	$(59)	$(57)

(1)	Please refer to Sky plc’s (“Sky”) earnings releases for detailed information.
(2)	Primarily comprised of Endemol Shine Group and Tata Sky.

Quarterly equity losses of affiliates were $86 million as compared to $51 million reported in the same period a year-ago. The $35 million increase in losses primarily reflects higher equity losses at Hulu partially offset by improved results reported at Endemol Shine Group and Sky.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

OTHER ITEMS

Station Acquisitions

On May 9, 2018, the Company announced that it had entered into a definitive agreement with Sinclair Broadcast Group, Inc. (“Sinclair”) and Tribune Media Company (“Tribune”) to acquire seven television stations from Tribune for approximately $910 million, subject to certain purchase price adjustments. The transaction will grow Fox Television Stations’ coverage to nearly half of all U.S. households, and its market presence to 19 of the top 20 DMAs. As part of the transaction, the Company entered into new network affiliation agreements with Sinclair and will grant to Sinclair options to acquire two of the Company’s stations. Completion of the stations acquisition, which is anticipated to close in the first half of fiscal 2019, is subject to the satisfaction of customary closing conditions, including regulatory approvals, and is expected to be coordinated with the closing of Sinclair’s proposed acquisition of Tribune.

Acquisition by Disney and Creation of New “Fox”

On December 14, 2017, the Company announced that it had entered into a definitive agreement for The Walt Disney Company (NYSE: DIS) to acquire the Company, including the Twentieth Century Fox Film and Television studios, along with cable and international TV businesses, for approximately $52.4 billion in stock (subject to adjustment). Prior to the acquisition, the Company will separate the Fox Broadcasting Company, Fox Television Stations, Fox News Channel, Fox Business Network, FS1, FS2, Big Ten Network and certain other assets into a newly listed company that will be spun off to its shareholders. The transaction is subject to the satisfaction of certain conditions, including regulatory and shareholder approval, the receipt of a tax ruling from the Australian Taxation Office and certain tax opinions with respect to the treatment of the transaction under U.S. and Australian tax laws, and other customary closing conditions. On April 18, 2018 the preliminary joint proxy statement/prospectus was filed with the Securities and Exchange Commission in connection with the transaction. The transaction is expected to be completed approximately 12 to 18 months from December 13, 2017.

Pending Acquisition of the Remaining Shares of Sky

The Company’s pending acquisition of the public shares of Sky has been cleared on public interest and plurality grounds in all of the markets in which Sky operates except the UK, including Austria, Germany, Italy and the Republic of Ireland. The transaction has also received unconditional clearance by all relevant competition authorities. The transaction is subject to certain other customary closing conditions and the requisite approval of Sky shareholders unaffiliated with the Company. On September 20, 2017, the U.K. Secretary of State referred the proposed transaction to the Competition and Market Authority (CMA) for a second phase review on grounds of media plurality and broadcasting standards. The CMA provided its report on the transaction to the Secretary of State on May 1, 2018 and the Secretary of State is required to publish the report and make a final decision by no later than June 13, 2018. The Company anticipates regulatory approval of the transaction by early summer 2018. On April 25, 2018, Comcast Corporation announced a pre-conditional cash offer for the fully diluted share capital of Sky, which is subject to regulatory pre-conditions as well as additional closing conditions. The Company remains committed to its pre-conditional cash offer for the shares of Sky which the Company does not already own and is currently considering its options.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

To access a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the third quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit https://www.21cf.com/investor-relations.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors, and the proposed Disney transaction may not be consummated in a timely manner or at all. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission, and more detailed information about these and other factors and risks associated with the proposed Disney transaction are more fully discussed in the preliminary joint proxy statement/prospectus that was included in the registration statement on Form S-4 that was filed with the SEC on April 18, 2018 in connection with the proposed Disney transaction, as well as in the registration statement filed with respect to New Fox. Investors and shareholders of the Company are urged to read the preliminary joint proxy statement/prospectus (and the final joint proxy statement/prospectus once filed) and other relevant documents filed or to be filed with the SEC carefully when they become available because they will contain important information about the proposed Disney transaction. The final joint proxy statement/prospectus will be mailed to stockholders of the Company as of the record date, which has not been set at this time. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Mike Petrie, Investor Relations 212-852-7130	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	US $ Millions, except per share amounts
Revenues	$7,420	$7,564	$22,459	$21,752

Operating expenses	(4,581)	(4,824)	(14,722)	(13,651)
Selling, general and administrative	(959)	(817)	(2,671)	(2,424)
Depreciation and amortization	(145)	(140)	(429)	(410)
Impairment and restructuring charges	(34)	(37)	(58)	(213)
Equity losses of affiliates	(86)	(51)	(59)	(57)
Interest expense, net	(311)	(310)	(936)	(909)
Interest income	10	9	29	27
Other, net	17	(142)	(284)	(241)

Income from continuing operations before income tax (expense) benefit	1,331	1,252	3,329	3,874
Income tax (expense) benefit	(370)	(370)	457	(1,161)

Income from continuing operations	961	882	3,786	2,713
Loss from discontinued operations, net of tax	(18)	(12)	(7)	(19)

Net income	943	870	3,779	2,694

Less: Net income attributable to noncontrolling interests	(85)	(71)	(235)	(218)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$858	$799	$3,544	$2,476

Weighted average shares:	1,858	1,853	1,855	1,857

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.47	$0.44	$1.91	$1.34

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.46	$0.43	$1.91	$1.33

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	June 30, 2017
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$7,372	$6,163
Receivables, net	6,905	6,477
Inventories, net	3,645	3,101
Other	739	545

Total current assets	18,661	16,286

Non-current assets:
Receivables, net	736	543
Investments	4,256	3,902
Inventories, net	8,002	7,452
Property, plant and equipment, net	1,861	1,781
Intangible assets, net	6,174	6,574
Goodwill	12,794	12,792
Other non-current assets	1,494	1,394

Total assets	$53,978	$50,724

Liabilities and Equity:
Current liabilities:
Borrowings	$1,538	$457
Accounts payable, accrued expenses and other current liabilities	3,979	3,451
Participations, residuals and royalties payable	1,682	1,657
Program rights payable	1,183	1,093
Deferred revenue	717	580

Total current liabilities	9,099	7,238

Non-current liabilities:
Borrowings	18,459	19,456
Other liabilities	3,798	3,616
Deferred income taxes	1,638	2,782
Redeemable noncontrolling interests	761	694
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	11	11
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	12,530	12,406
Retained earnings	8,121	5,315
Accumulated other comprehensive loss	(1,699)	(2,018)

Total Twenty-First Century Fox, Inc. stockholders’ equity	18,971	15,722
Noncontrolling interests	1,252	1,216

Total equity	20,223	16,938

Total liabilities and equity	$53,978	$50,724

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2018	2017
	US $ Millions
Operating activities:
Net income	$3,779	$2,694
Less: Loss from discontinued operations, net of tax	(7)	(19)

Income from continuing operations	3,786	2,713
Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation and amortization	429	410
Amortization of cable distribution investments	57	46
Impairment and restructuring charges	58	213
Equity-based compensation	166	97
Equity losses of affiliates	59	57
Cash distributions received from affiliates	110	182
Other, net	284	241
Deferred income taxes and other taxes	(1,276)	(70)
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables	(599)	(1,146)
Inventories net of program rights payable	(1,003)	(966)
Accounts payable and accrued expenses	360	286
Other changes, net	(229)	364

Net cash provided by operating activities from continuing operations	2,202	2,427

Investing activities:
Property, plant and equipment	(343)	(202)
Investments in equity affiliates	(325)	(18)
Proceeds from dispositions, net	365	—
Other investments	(117)	(148)

Net cash used in investing activities from continuing operations	(420)	(368)

Financing activities:
Borrowings	1,550	879
Repayment of borrowings	(1,479)	(546)
Repurchase of shares	—	(619)
Dividends paid and distributions	(579)	(522)
Other financing activities, net	(69)	(72)

Net cash used in financing activities from continuing operations	(577)	(880)

Net decrease in cash and cash equivalents from discontinued operations	(42)	(21)
Net increase in cash and cash equivalents	1,163	1,158
Cash and cash equivalents, beginning of year	6,163	4,424
Exchange movement on cash balances	46	(10)

Cash and cash equivalents, end of period	$7,372	$5,572

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

SEGMENT INFORMATION

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	US $ Millions
Revenues:

Cable Network Programming	$4,419	$4,024	$13,020	$11,801
Television	1,149	1,690	4,020	4,646
Filmed Entertainment	2,243	2,256	6,452	6,432
Other, Corporate and Eliminations	(391)	(406)	(1,033)	(1,127)

Total revenues	$7,420	$7,564	$22,459	$21,752

Segment OIBDA:

Cable Network Programming	$1,684	$1,446	$4,560	$4,160
Television	78	190	256	757
Filmed Entertainment	286	373	673	1,073
Other, Corporate and Eliminations	(154)	(71)	(366)	(267)

Total Segment OIBDA(a)	$1,894	$1,938	$5,123	$5,723

Depreciation and amortization:

Cable Network Programming	$89	$87	$260	$252
Television	27	28	81	85
Filmed Entertainment	21	19	67	59
Other, Corporate and Eliminations	8	6	21	14

Total depreciation and amortization	$145	$140	$429	$410

CONSOLIDATED REVENUES BY COMPONENT

Affiliate fee	$3,507	$3,160	$9,995	$8,989
Advertising	1,642	2,203	5,761	6,338
Content	2,148	2,078	6,307	5,979
Other	123	123	396	446

Total revenues	$7,420	$7,564	$22,459	$21,752

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, that are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Loss from discontinued operations, net of tax, Impairment and restructuring charges, Equity losses of affiliates, Interest expense, net, Interest income, Other, net, Income tax (expense) benefit and Net income attributable to noncontrolling interests.

The following table reconciles income from continuing operations before income tax (expense) benefit to total segment OIBDA:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2018	2017	2018	2017
	US $ Millions
Income from continuing operations before income tax (expense) benefit	$1,331	$1,252	$3,329	$3,874
Add:
Amortization of cable distribution investments	14	15	57	46
Depreciation and amortization	145	140	429	410
Impairment and restructuring charges	34	37	58	213
Equity losses of affiliates	86	51	59	57
Interest expense, net	311	310	936	909
Interest income	(10)	(9)	(29)	(27)
Other, net	(17)	142	284	241

Total Segment OIBDA	$1,894	$1,938	$5,123	$5,723

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

	Three Months Ended March 31, 2018
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$4,419	$(2,749)	$14	$1,684
Television	1,149	(1,071)	—	78
Filmed Entertainment	2,243	(1,957)	—	286
Other, Corporate and Eliminations	(391)	237	—	(154)

Consolidated Total	$7,420	$(5,540)	$14	$1,894

	Three Months Ended March 31, 2017
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$4,024	$(2,593)	$15	$1,446
Television	1,690	(1,500)	—	190
Filmed Entertainment	2,256	(1,883)	—	373
Other, Corporate and Eliminations	(406)	335	—	(71)

Consolidated Total	$7,564	$(5,641)	$15	$1,938

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

	Nine Months Ended March 31, 2018
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$13,020	$(8,517)	$57	$4,560
Television	4,020	(3,764)	—	256
Filmed Entertainment	6,452	(5,779)	—	673
Other, Corporate and Eliminations	(1,033)	667	—	(366)

Consolidated Total	$22,459	$(17,393)	$57	$5,123

	Nine Months Ended March 31, 2017
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$11,801	$(7,687)	$46	$4,160
Television	4,646	(3,889)	—	757
Filmed Entertainment	6,432	(5,359)	—	1,073
Other, Corporate and Eliminations	(1,127)	860	—	(267)

Consolidated Total	$21,752	$(16,075)	$46	$5,723

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2018

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to 21st Century Fox stockholders excluding net income effects of Impairment and restructuring charges, Equity affiliate adjustments, Other, net, and tax provision adjustments (“adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders”) may not be comparable to similarly titled measures reported by other companies. Adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported income and reported diluted EPS from continuing operations attributable to 21st Century Fox stockholders to adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders for the three months ended March 31, 2018 and 2017.

	Three Months Ended
	March 31, 2018		March 31, 2017
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$961		$882
Less: Net income attributable to noncontrolling interests	(85)		(71)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$876	$0.47	$811	$0.44
Impairment and restructuring charges	34	0.02	37	0.02
Equity affiliate adjustments(a)	17	0.01	90	0.05
Other, net	(17)	(0.01)	142	0.08
Tax provision	2	—	(76)	(0.04)
Rounding	—	—	—	(0.01)

As adjusted	$912	$0.49	$1,004	$0.54

(a)

Equity losses of affiliates for the three months ended March 31, 2018 and 2017 were adjusted to remove from Sky’s results 21st Century Fox’s share of both Sky’s purchase price amortization related to its acquisition of the Direct Broadcast Satellite businesses from the Company and restructuring and other transactions and to remove from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s impairment, debt revaluation movements and restructuring costs.